EX-16
            LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

                       L.L. BRADFORD & COMPANY, LLC
                 Certified Public Accountants & Consultants



June 20, 2002


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Diamond Hitts Production, Inc.

Dear Sir/Madame:

     This firm is addressing this letter in connection with the filing of a Form 8-K to reflect our dismissal as principal accountants for Diamond Hitts Production, Inc., a Nevada corporation, in compliance with Item 304(a)(3) of Regulation S-B. This firm agrees with the statements made by the Registrant in response to Item 304(a)(1) of Regulation S-B as set forth in the attached Form 8-K, except for the discussion regarding the dismissal of us which we do not agree.

Sincerely,



/s/  L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC